Exhibit 5.1

March 12, 2024

Lazard Group LLC

$400,000,000 6.000% Senior Notes due 2031

Ladies and Gentlemen:

We have acted as counsel for Lazard Group LLC, a Delaware limited liability company (the “Company”), in connection with the public offering and sale by the Company of $400,000,000 aggregate principal amount of 6.000% Senior Notes due 2031 (the “Notes”), to be issued under the Indenture dated as of May 10, 2005 (the “Base Indenture”), between the Company and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”), as supplemented by the Tenth Supplemental Indenture dated as of March 12, 2024 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, limited liability company records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Amended and Restated Operating Agreement of the Company; (b) the Certificate of Formation of the Company, as amended; (c) resolutions adopted by the Board of Directors of the Company (the “Board”) on May 10, 2005, February 24, 2022 and January 31, 2024; (d) the Indenture; and (e) the Registration Statement on Form S-3 (Registration No. 333-263578) filed with the Securities and Exchange Commission (the “Commission”) on March 15, 2022, for registration under the Securities Act of 1933 (the “Securities Act”) of $1,500,000,000 aggregate amount of debt securities of the Company, to be issued from time to time by the Company (the “Registration Statement”).

As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy. We have also assumed (a) with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies and (b) that the Indenture has been duly authorized, executed and delivered by, and represents a legal, valid and binding obligation of, the Trustee.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion that, when the Notes are authenticated in accordance with the provisions of the Indenture and delivered and paid for, the Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We are admitted to practice only in the State of New York and express no opinion as to matters governed by any laws other than the laws of the State of New York, the Limited Liability Company Act of the State of Delaware and the Federal laws of the United States of America.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Validity of the Notes” in the prospectus supplement forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Lazard Group LLC

30 Rockefeller Plaza

New York, New York 10112

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